Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
American States Water Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Other	250,000	$87.99	$21,997,500	0.00011020	$2,424.12
Total Offering Amounts					$21,997,500		$21,997,500
Total Fee Offsets							0
Net Fee Due							$2,424.12

(1) Fee calculated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933 (the “Securities Act”).
(2)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 covers any additional Common Shares of American States Water Company (the “Company”) that may become issuable under the Company’s 2023 Non-Employee Directors Stock Plan as a result of stock splits, stock dividends or similar transactions.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low sales price as reported on the New York Stock Exchange on July 25 , 2023.